SECOND AMENDMENT TO THE ADMINISTRATION, BOOKKEEPING AND

PRICING SERVICES AGREEMENT

This Second Amendment (“Amendment”) is made as of June 12, 2014, by and between Clough Global Allocation Fund a registered investment company (the “Trust”), and ALPS Fund Services, Inc. (“ALPS”), the administrator to the Trust.

WHEREAS, the Trust and ALPS previously entered into an Administration, Bookkeeping and Pricing Services Agreement, dated July 27, 2004, as subsequently amended (the “Agreement”);

WHEREAS, the Trust and ALPS wish to amend Appendix A to the Agreement to reflect additional Services that may be provided by ALPS from time to time; and

WHEREAS, all capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereto, intending to be legally bound, agree that the following item should be added to the list of services provided by ALPS under the Bookkeeping and Pricing section of Appendix A to the Agreement:

1.	Payment for collateral management services for the Fund provided by the Fund’s existing custodian.

Other than as amended hereby, all other provisions of the Agreement shall remain unchanged and remain in full force and effect. This Amendment shall be deemed to be an amendment to the Agreement and shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Clough Global Allocation Fund		ALPS Fund Services, Inc.

By:		By:
Name:	Erin Nelson	Name:	Jeremy O. May
Title:	Secretary	Title:	President